TRUST AGREEMENT

This Trust Agreement (the "Trust Agreement") is made and entered into as of this 1st day of July, 2008 among Federated National Insurance Company, a Florida Insurance Company (the "Beneficiary"), Actua Re Limited, a limited liability company domiciled in Bermuda and licensed as a class 3 insurer (the "Grantor") and Wells Fargo Bank, National Association, a national banking association, as Trustee (the "Trustee").

RECITALS

A. The Beneficiary has entered into the reinsurance agreements listed on Exhibit B hereto (the "Reinsurance Agreements"), and the Grantor desires to secure its obligations to the Beneficiary in connection with such Reinsurance Agreements as provided in this Trust Agreement.

B. The Grantor desires to establish this Trust Agreement for the sole benefit of the Beneficiary.

C. The Trustee desires to serve as Trustee in accordance with the terms and conditions set forth in this Trust Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Beneficiary, the Grantor and the Trustee agree as follows:

1. Definitions. Unless otherwise provided herein, the following terms shall have the following meanings for all purposes of this Trust Agreement:

"Assets" means any assets deposited into the Trust Account by the Grantor, and shall consist only of Permitted Investments, but shall not mean or include any interest, dividends, or investment earnings thereon.

"Beneficiary" means Federated National Insurance Company and any successor of the Beneficiary by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator.

"Grantor" means Actua Re Limited and any successor of the Grantor.

"Income Account" means the account created and established with the Trustee pursuant to Section 4(c) hereof.

"Obligations" shall have the meaning as defined in the Reinsurance Agreement.

"Permitted Investments" means cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and

investments of the types specified in paragraphs (1), (2), (3) of subsection (a) of section 1404 of the New York Insurance Law, provided that such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Grantor or the Beneficiary.

"Reinsurance Agreements" or "Reinsurance Agreement" means the reinsurance agreements or agreement identified on Exhibit B hereto.

"Termination Date" means the date this Trust Agreement shall be deemed terminated pursuant to the provisions of Section 8(a) hereof.

"Trust Account" means the trust account created and established with the Trustee pursuant to Section 2(b) hereof.

"Trustee" means Wells Fargo Bank, National Association, or any successor serving as Trustee hereunder in accordance with Section 7(d) hereof.

2. Deposit of Assets.

(a) This Trust Agreement has been established for the sole use and benefit of the Beneficiary.

(b) There is hereby created and established by the Grantor with the Trustee a trust account (the "Trust Account") into which all assets to be deposited hereunder (the "Assets") shall be received and held by the Trustee.

(c) Upon execution of this Trust Agreement, the Grantor shall transfer to the Trustee, for deposit in the Trust Account, the Assets listed on Exhibit A hereto, and may transfer to the Trustee, for deposit to the Trust Account, such other Assets as it may from time to time desire.

(d) All Assets deposited with the Trustee shall be held in the Trust Account by the Trustee in a safe place at the Trustee's offices in The United States of America, including in any book-entry accounts maintained by the Trustee with any Federal Reserve Bank or with any nationally recognized securities depository such as the Depository Trust Company or the Participants Trust Company. Assets may be held in the name of a nominee maintained by the Trustee.

(e) Upon receipt of any Assets, the Trustee shall determine that the Assets are in such form that the Beneficiary or the Trustee, upon direction of the Beneficiary may, whenever necessary, negotiate any such Assets, without consent or signature from the Grantor or any other person or entity. The Grantor covenants and agrees that prior to depositing any Assets with the Trustee, it will have executed assignments, endorsements in blank, or transferred legal title to the Trustee of all shares, obligations or any other Assets requiring assignments, in order that the Beneficiary, or the Trustee upon the

direction of the Beneficiary may whenever necessary negotiate any such Assets without consent or signature from the Grantor or any other entity.

(f) The Trustee shall notify the Grantor and the Beneficiary, within 10 days, of any deposit of Assets into the Trust Account.

(g) The Trustee shall furnish to the Grantor and the Beneficiary a statement of all Assets held in the Trust Account upon inception of this Trust Agreement and at intervals no less frequent than the end of each calendar quarter thereafter.

3. Withdrawal of Assets.

(a) The Beneficiary shall have the right to withdraw any or all Assets from the Trust Account at any time, without notice to the Grantor, upon delivery to the Trustee of a written withdrawal notice (a "Withdrawal Notice"). No other statement or document need be presented by the Beneficiary in order to withdraw Assets from the Trust Account. The Trustee shall not allow any withdrawals of Assets from the Trust Account except upon receipt of a Withdrawal Notice from the Beneficiary.

(b) Upon a receipt of a Withdrawal Notice, the Trustee shall immediately take any and all steps necessary to transfer absolutely and unequivocally all right, title and interest in the Assets held in the Trust Account to the Beneficiary and deliver physical custody of such Assets to the Beneficiary to the extent directed in the Withdrawal Notice. The Trustee shall be protected in relying upon any written demand of the Beneficiary for such withdrawal.

(c) The Trustee shall notify the Grantor and the Beneficiary, within 10 days, of any withdrawal of Assets from the Trust Account.

(d) The Beneficiary shall undertake to use and apply any amounts withdrawn from the Trust Account, without diminution because of the insolvency of the Beneficiary or the Grantor, for the following purposes:

(1) to pay or reimburse the Beneficiary for the Grantor's share under the specific Reinsurance Agreement regarding any losses and allocated loss expenses paid by the Beneficiary but not recovered from the Grantor or for unearned premiums due to the Beneficiary, if not otherwise paid by the Grantor in accordance with the terms of such Reinsurance Agreement;

(2) to make payment to the Grantor of any amounts held in the Trust Account that exceed 100 percent of the actual amount required to fund the Grantor's entire Obligations under the specific Reinsurance Agreement; or

(3) where the Beneficiary has received notification of termination of the Trust Account, and where the Grantor's entire Obligations under the

specific Reinsurance Agreement remain unliquidated and undischarged 10 days prior to the Termination Date, to withdraw amounts equal to such Obligations and deposit such amounts in separate account, in the name of the Beneficiary, in any United States bank or trust company, apart from its general assets, in trust for such uses and purposes specified in paragraphs (1) and (2) of this subdivision as may remain executory after such withdrawal and for any period after such Termination Date.

(e) The Trustee shall have no responsibility to determine whether any Assets withdrawn from the Trust Account have been or will be used and applied as provided in this Trust Agreement.

4. Investment and Substitution of Assets.

(a) The Trustee shall, at the prior written direction of the Grantor or its designated investment advisor, invest Assets held in the Trust Account in Permitted Investments. Any investment of Assets other than in Permitted Investments shall require that the Grantor obtain the prior written direction and approval of the Beneficiary and that the Grantor deliver such prior written direction and approval of the Beneficiary to the Trustee. Any deposit or investment directed by the Grantor or its designated investment advisor shall constitute a certification to the Trustee that the assets deposited or to be purchased pursuant to such directions are Permitted Investments. The Trustee shall be under no duty or responsibility to confirm that such investments constitute or continue to be Permitted Investments.

(b) The Trustee shall, at the written direction of the Grantor or its designated investment advisor, but only with the prior written approval of the Beneficiary, accept substitutions of any Assets held in the Trust Account. The Trustee shall not allow any other substitutions of Assets in the Trust Account. The Trustee shall have no responsibility whatsoever to determine the value of such substituted securities or that such substituted securities constitute Permitted Investments.

(c) The Grantor shall have the full and unqualified right to vote any shares of stock held by the Trustee in the Trust Account and to receive from time to time payments of any dividends or interest upon any shares of stock or obligations included in the Trust Account. Any such interest or dividends received by the Trustee shall be deposited by the Trustee in a separate account established in the Grantor's name (the "Income Account"). Subject to Section 6(c) hereof, the Trustee shall disburse funds held in the Income Account at the written direction of the Grantor. Any interest, dividends or other income automatically posted on the payment date to the Income Account which is not subsequently received by the Trustee shall be reimbursed by the Grantor to the Trustee and the Trustee may debit the Income Account for this purpose.

(d) Assets deposited and held in the Trust Account shall be valued according to their current fair market value.

(e) The Grantor represents and warrants to the Trustee and the Beneficiary that any Assets delivered to the Trustee shall consist only of Permitted Investments, and that it, and its designated investment advisor, shall direct and instruct the Trustee in writing to invest any funds held in the Trust Account or the Income Account only in Permitted Investments.

(f) The Trustee shall have no responsibility or liability to the Grantor, the Beneficiary, or to any other person or entity for any investment losses resulting from any investment of Assets made in accordance with the terms of this Trust Agreement. Any loss incurred from any investment shall be borne exclusively by the Trust Account.

(g) The Trustee shall not be responsible for any act or omission, or for the solvency, or any such agent or broker.

(h) Notwithstanding the requirements of Section 10 hereof, the Trustee is authorized to accept and act upon any investment direction from the Grantor or its designated investment advisor delivered electronically in accordance with generally accepted and standard practices in the financial services industry, including investment instructions delivered via the SWIFT or DTC ID systems.

5. Concerning the Trustee. The Trustee hereby accepts the trusts imposed upon it by this Trust Agreement and agrees to perform said trusts, but only upon and subject to the following terms and conditions:

(a) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Trust Agreement and no implied duties or obligations shall be read into this Trust Agreement against the Trustee.

(b) No provision in this Trust Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers.

(c) The Trustee may execute any of the trusts or powers hereof and perform the duties required of it hereunder either directly or by or through attorneys or agents and shall be entitled to rely on advice of or on an opinion of counsel concerning all matters of trust and its duty hereunder and shall not be liable for any action taken or not taken by it in reliance on such advice or on such opinion of counsel.

(d) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution notice, request, consent, certificate, order, entitlement order, affidavit, letter, telegram, facsimile transmission, electronic mail or other paper or document believed by it to be genuine and to have been signed or sent by the proper person or persons. The Trustee shall not be bound to make any investigation

into the facts or matters stated in any resolution, notice, consent, request, certificate, order, entitlement order, affidavit, letter, telegram, facsimile transmission, electronic mail or other paper or document.

(e) The permissive right of the Trustee to do things enumerated in this Trust Agreement shall not be construed as a duty and it shall not be answerable for other than its negligence, willful misconduct or lack of good faith. In no event shall the Trustee be liable for indirect, special, incidental, punitive or consequential losses or damages, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof.

(f) The Trustee shall not be required to give any bond or surety in respect of the execution of the said trusts and powers or otherwise in respect of the premises.

(g) The Trustee shall not be accountable for the use or application by the Grantor or the Beneficiary or any other party of any funds or Assets which the Trustee has released in accordance with the terms of this Trust Agreement.

(h) The Trustee makes no representations as to the validity or sufficiency of the Assets and the Trust Account for any particular purpose and shall incur no responsibility in respect thereof, other than in connection with the duties or obligations assigned to or imposed upon it as provided herein.

(i) The Trustee shall not be responsible for the perfection, priority or enforceability of any lien or security interest in any of the Assets or in the Trust Account.

(j) In accepting the trusts hereby created, the Trustee acts solely as Trustee and not in its individual capacity and all persons having any claim against the Trustee arising from this Trust Agreement, shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

(k) The Trustee shall not be considered in breach of or in default in its obligations hereunder in the event of delay in the performance of such obligations due to unforeseeable causes beyond its control (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility) or without its willful misconduct or negligence.

(l) Any corporation or association into which the Trustee may be merged or converted, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business (provided that such company shall be eligible under Section 7(a) hereof) shall be the successor to the Trustee without the execution or filing of any paper or further act.

(m) The Trustee shall accept and open all mail directed to the Grantor or the Beneficiary in care of the Trustee.

(n) Upon the written request of the Grantor or the Beneficiary, the Trustee shall promptly permit the Grantor or the Beneficiary, their respective agents, employees or independent auditors to examine, audit, excerpt, transcribe and copy, during the Trustee's normal business hours, any books, documents, papers and records relating to the Trust Account or the Assets.

(o) No provision of this Trust Agreement shall require the Trustee to take any action that in the Trustee's reasonable judgment would result in any violation of this Trust Agreement or applicable law.

(p) If, during the administration of the provision of this Trust Agreement, the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, then such matter shall be deemed to be conclusively proved and established by a certificate signed by the Beneficiary's or Grantor's officers, as the case may be, and delivered to the Trustee. The Trustee shall not be liable for any action taken, suffered or omitted by it in reliance on such certificate.

6. Fees, Charges and Expenses of Trustee; Indemnification of Trustee.

(a) The Trustee shall (i) receive fees for its services at rates determined by the Trustee and communicated in writing to the Grantor from time to time and (ii) be paid or reimbursed for any expenses (including reasonable fees and expenses of its counsel) incurred in connection with the regular administration of this Trust Agreement. All such amounts shall be paid by Grantor. The fees and charges set forth above for the Trustee's services will be considered compensation for its ordinary services as contemplated by this Trust Agreement. The Trustee's compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

(b) In consideration of the Trustee's acceptance of this Trust Agreement, or if any controversy arises in connection with it, or if the Trustee renders any service not provided for in this Trust Agreement, the Grantor and the Beneficiary shall, jointly and severally, reasonably compensate the Trustee for such extraordinary services, reimburse the Trustee for all reasonable costs, attorneys' fees and expenses occasioned thereby, and indemnify, defend and hold the Trustee (and its directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature arising out of or in connection with this Trust Agreement or with the performance of its duties hereunder, including, among other things, reasonable attorneys' fees and court costs, except to the extent such loss, liability, damage, cost and expense shall be caused by the Trustee's own negligence, willful misconduct or lack of good faith.

(c) The Trustee shall have a first lien, and shall be entitled to deduct its compensation and expenses, on any funds held in the Income Account to secure the payment of any amounts owing to it under this Section 6; provided, however, in no event shall the Trustee have a lien on or be able to invade the corpus of the Assets or the Trust Account for the purpose of paying compensation to, or reimbursing the expenses of, the

Trustee. The Grantor and the Beneficiary acknowledge that the rights and indemnities of the Trustee set forth in this Section 6 shall survive the resignation or removal of the Trustee or the termination of this Trust Agreement.

7. Trustee Qualifications, Resignation and Removal.

(a) The Trustee and any successor thereto shall be a member of the Federal Reserve System, or a New York State-chartered bank or trust company. The Trustee shall not be a parent, subsidiary or affiliate of the Grantor or the Beneficiary.

(b) The Trustee may resign upon delivery of a written notice of resignation, effective not less than 90 days after receipt by the Beneficiary and the Grantor of such written notice.

(c) The Trustee may be removed by the Grantor by delivery to the Trustee and the Beneficiary of written notice of removal, effective not less than 90 days after receipt by the Trustee and the Beneficiary of such written notice.

(d) No resignation or removal of the Trustee shall be effective hereunder until a successor trustee has been duly appointed and approved by the Beneficiary and the Grantor, all Assets in the Trust Account have been duly transferred to the successor Trustee and all outstanding fees and expenses of the Trustee are paid to the Trustee in full. In the event that the Grantor and the Beneficiary fail to appoint a successor trustee within ninety (90) days following receipt of the Trustee's notice of resignation, the Trustee may, in its sole discretion and at the expense of the Grantor and the Beneficiary, petition any court of competent jurisdiction for the appointment of a successor trustee or for other appropriate relief, and any such resulting appointment shall be binding upon all the parties.

8. Termination.

(a) This Trust Agreement may be terminated only after both the Grantor and Beneficiary, delivering written notice to the Trustee of their intention to terminate the Trust Agreement and specifying a proposed termination date (the "Termination Date"), which notice shall be delivered to the Trustee not less than 45 days prior to the proposed Termination Date. Upon receipt of such written notice, the Trustee shall, at least 30 days, but not more than 45 days, prior to the Termination Date, deliver written notification of such termination to the Grantor, Beneficiary and Florida Office of Insurance Regulation, 200 East Gaines Street, Tallahassee, FL 32399.

(b) Upon termination of the Trust Agreement, all Assets not previously withdrawn by the Beneficiary shall, at the prior written direction and approval of the Beneficiary, be delivered by the Trustee to the Grantor.

9. Tax-Related Terms.

(a) Grantor and Beneficiary agree that, for tax reporting purposes, all interest or other income earned from the investment of the Assets in any tax year shall be allocated to Grantor.

(b) Grantor agrees to provide the Trustee with its tax identification number by signing and returning a Form W-9 (or Form W-8, in case of non-US persons) to the Trustee prior to the date on which any income earned on the investment of the Assets is credited to the Income Account. Grantor understands that, in the event its tax identification number is not provided to the Trustee, the Internal Revenue Code, as amended, may require withholding of a portion of any interest or other income earned on the investment of the Assets.

10. Notices.

(a) Any notice or communication required or permitted by this Trust Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the party to which it is directed, or when the period set forth below expires (whether or not it is actually received); provided, however, that, notwithstanding the foregoing, any notice or communication to the Trustee shall be deemed sufficiently given only upon Trustee's receipt thereof, provided further, that confirmation of receipt by the means provided below shall establish receipt by the Trustee:

(x) if transmitted by telecopier, telex or facsimile transmission, 24 hours after (i) transmission to the party's fax number set forth below, with the party's name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting party of written confirmation of successful transmission, which confirmation may be produced by the transmitting party's equipment;

(y) if deposited with the US Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, (i) four days after such deposit as registered or certified mail if addressed to a location in the US, or (ii) ten days after such deposit as registered or certified airmail if addressed to a location outside of the US; or

(z) if sent by Federal Express, or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth below, 24 hours after the delivery time confirmed by the delivery service:

If to Grantor: Actua Re Limited
44 Church Street

	Hamilton, BERMUDA Attn: Finance Dept Telephone #: (441) 278 8560 Facsimile #: (441) 278 8561
If to Beneficiary:	Federated National Insurance Company Suite 300 3661 West Oakland Park Blvd. Lauderdale Lakes, FL Attention: Mike Braun (President) Telephone #: 954 308-1322
If to Trustee:	Wells Fargo Bank, National Association Insurance Trust Department 45 Broadway, 14th Floor New York, NY 10006 Attention: Stephen Bruce Telephone #: 212 515-1571 Facsimile #: 212 515-1589

or to such other address as a party to whom notice is to be given has furnished to the other parties in the manner provided above. Payments by the Trustee from the Trust Account shall be sent by mail in the manner set forth above, addressed to Beneficiary in the case of payments to Beneficiary, or Grantor, in the case of payments to Grantor, unless the Trustee is otherwise directed in writing. Payments may also be made by wire transfer pursuant to instructions received in writing by the Trustee.

(b) Grantor and Beneficiary each agree to provide to, and maintain on file with, the Trustee a current incumbency certificate containing the specimen signature of all persons duly authorized by it to sign and act on its behalf under this Trust Agreement. The Trustee is authorized to follow and rely upon all instructions given by officers named in incumbency certificates furnished to the Trustee from time to time by the Grantor and the Beneficiary, respectively, and by the attorneys-in-fact acting under written authority furnished to the Trustee by the Grantor or Beneficiary, including, without limitation, instructions given by letter, facsimile transmission, or approved electronic media, if the Trustee believes such instructions to be genuine and to have been signed, sent or presented by the proper party or parties. The Trustee shall not incur any liability to anyone resulting from actions taken by the Trustee in reliance in good faith on such instructions.

11. Miscellaneous.

(a) This Trust Agreement is not subject to any conditions or qualifications outside of this Trust Agreement.

(b) This Trust Agreement shall be subject to and governed by the laws of the State of New York.

(c) Except as otherwise provided herein, neither this Trust Agreement nor any rights or obligations under this Trust Agreement may be assigned, hypothecated or otherwise transferred by any party without the prior written consent of the other parties hereto.

(d) This Trust Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. The provisions of this Trust Agreement are for the sole benefit of the parties hereto, and their successors and permitted assigns.

(e) This Trust Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument and all of which together will constitute one and the same instrument. The exchange of copies of this Trust Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Trust Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

(f) Neither this Trust Agreement nor any provision hereof may be amended, waived or modified without the prior written approval of all of the parties to this Trust Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Trust Agreement on one occasion shall not constitute a waiver of the other terms of this Trust Agreement, or of such terms and conditions on any other occasion.

(g) Any provision of this Trust Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability shall not invalidate or render unenforceable such provision.

(h) In the event that any Florida governing body deems this Trust Agreement unacceptable under Florida law then both parties agree that this Trust Agreement will be promptly replaced by a Letter of Credit that is acceptable to both parties and any Florida governing body.

(i) EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS

TRUST AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS TRUST AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Trust Agreement to be executed as of the date first written above.

GRANTOR

ACTUA RE LIMITED

By:______________________________
Name:__________________________
Title:__________________________

BENEFICIARY

FEDERATED NATIONAL INSURANCE COMPANY

By: [signature]
Name: Michael Braun
Title: President

TRUSTEE

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:______________________________
Name:__________________________
Title:__________________________

Signature Page to Trust Agreement

Exhibit A

Permitted Investments in the amount of Nine Million, Two Hundred and Seventy Seven Thousand Five Hundred and Fifty Eight United States Dollars (U.S. $9,277,558)

Exhibit B

Reinstatement Premium Protection 08IL\F7V1038
Excess Catastrophe Reinsurance Contract 08IL\F7V1037